Exhibit 99.1

                     DRS Technologies Reports Record Fourth
                        Quarter and Fiscal Year Results;
                  Company Raises EPS Guidance for Fiscal 2007

    Business Editors

    PARSIPPANY, N.J.--(BUSINESS WIRE)--May 12, 2006--DRS Technologies, Inc. (NYSE: DRS) today reported record financial results for the fiscal 2006 fourth quarter and year ended March 31, 2006.
    "Results for both periods set new records with substantial increases in key metrics across the board, including double-digit organic growth," said Mark S. Newman, chairman, president and chief executive officer of DRS Technologies. "Fourth quarter performance was exceptionally strong, with record new orders during the period bringing funded backlog at year end to a new high of approximately $2.40 billion, which provides a solid outlook for fiscal 2007."

    Fiscal 2006 Results

    Fiscal 2006 revenues were $1.74 billion, 33 percent higher than revenues of $1.31 billion for fiscal 2005. Organic revenue growth accounted for approximately 13.0 percent of the increase, with the balance of revenue growth primarily attributable to the company's acquisition of Engineered Support Systems, Inc. (ESSI) in the fourth quarter of fiscal 2006.
    Operating income of $192.7 million in fiscal 2006 was 35 percent above the $143.1 million reported for the prior year. As a percentage of sales, operating income was 11.1 percent, compared with 10.9 percent for the previous year. Record operating income for fiscal 2006 was attributable to the higher sales volume, primarily as a result of the company's January 31, 2006 acquisition of ESSI, now known as the Sustainment Systems & Services (S3) Group, as well as the strong performance of the company's other two operating segments.
    Fiscal 2006 net earnings before interest, taxes, depreciation and amortization (EBITDA) were $239.4 million, 32 percent higher than EBITDA from continuing operations of $181.2 million reported a year earlier. Fiscal 2006 EBITDA as a percentage of sales was 13.8 percent, the same as fiscal 2005.
    Net earnings for fiscal 2006 were up 34 percent to $81.5 million, or $2.67 per diluted share, on 10 percent higher weighted average diluted shares outstanding of 30.6 million, compared with 27.8 million weighted average diluted shares outstanding a year ago.(1) Fiscal 2005 earnings from continuing operations were $58.1 million, or $2.09 per diluted share.
    Net cash provided by operating activities for fiscal 2006 was $156.6 million, up 15 percent from $136.2 million in net cash provided by operating activities of continuing operations reported the year before. Free cash flow (net cash provided by operating activities of continuing operations less capital expenditures) was strong at $113.4 million for fiscal 2006, up 12 percent from a year earlier and exceeding the company's targeted ratio of 1:1 of free cash flow to net earnings. Fiscal 2006 free cash flow included the impact of higher tax payments and higher interest expense as a result of bank borrowings, primarily to finance acquisitions and the company's fiscal 2006 and 2005 debt offerings. DRS financed the cash portion of the acquisition of ESSI on January 31, 2006 by utilizing existing cash on hand, bank borrowings and $945 million in new debt securities, including options exercised later by debt security holders. Fiscal 2006 capital expenditures were $43.2 million.
    "In addition to our excellent financial performance, we accomplished a number of important initiatives in fiscal 2006 that are expected to continue to benefit the company in fiscal 2007 and beyond," said Mr. Newman. "These include:

    -- Completion of the acquisition of Engineered Support Systems and progress achieved toward the integration of this operation with DRS;

    -- Completion of our offering of $945 million of new debt securities, including $350 million aggregate principal amount of 6.625 percent senior notes due 2016, $250 million aggregate principal amount of 7.625 percent senior subordinated notes due 2018, and $345 million aggregate principal amount of 2 percent convertible senior notes due 2026;

    -- Completion of two other acquisitions - one that broadened our intelligence technologies capabilities and customer base worldwide, and another that expanded our rugged computer systems product lines to include versatile mobile tablet computers for military and industrial applications;

    -- Promotion by Standard & Poor's to its Mid-Cap 400 Index from the Standard & Poor's Small-Cap 600 Index;

    -- Declaration of quarterly cash dividends for our stockholders, beginning with the first quarter of fiscal 2006; and

    -- Capture of several important new multi-year contracts, including a five-year $194 million contract for U.S. Army
        Joint Tactical Terminals and a five-year $660 million contract for U.S. Marine Corps Tactical Range Thermal Imagers."

    New Contract Awards and Backlog

    DRS secured $2.17 billion and $750.3 million in new orders for products and services during the 2006 fiscal year and fourth quarter, respectively, reflecting increases of 52 percent and 90 percent, respectively, over bookings for the comparable prior-year periods. Funded backlog at March 31, 2006 climbed to a record $2.40 billion, 82 percent above $1.31 billion in funded backlog at the same time last year.
    During the fourth quarter of fiscal 2006, the company's C4I segment booked $278.1 million in new contracts, the most significant including:

    -- $93 million to produce radar and other sensor systems, primarily associated with the SIRIUS Long-Range Infrared
        Search and Track System, designed to enhance the self-defense capabilities of international surface ships;

    -- $80 million to provide data collection and processing equipment, including receivers, tuners, signal processing systems, recorders and communications supporting U.S.
        intelligence operations;

    -- $55 million primarily to provide Naval power control and automation products, nuclear control products, and power generation, distribution and propulsion systems supporting U.S. Navy ships, carriers and submarines; and

    -- $21 million to provide electronic manufacturing services, primarily associated with the assembly of cables and electronics supporting the U.S. Army's Bradley Fighting
        Vehicles.

    New contracts for DRS's Surveillance & Reconnaissance segment were $285.6 million for the fourth quarter, including:

    -- $78 million for weapons sighting and sensor products utilizing uncooled infrared technology, the largest orders related to Driver Vision Enhancers for ground vehicles and Thermal
        Weapons Sights for soldier weapons;

    -- $73 million for ground-based thermal imaging systems, the largest orders associated with the U.S. Army's Improved Bradley Acquisition Subsystems (IBAS) and Long Range Scout Surveillance System (LRAS3) program, which incorporate Second Generation Forward Looking Infrared (FLIR) technology;

    -- $35 million for embedded test and diagnostic systems, the largest award for Direct Support Electrical System Test Sets (DSESTS) supporting the U.S. Army's M1A1 and M1 A2 Abrams
        Battle Tanks;

    -- $35 million for advanced electro-optical technology programs and unmanned aerial vehicles to support special operations. The largest awards related to infrared technology for remote sensing, including advanced military and space surveillance applications, and

    -- $30 million primarily for air combat training, range support and weapons control electronics, the largest order associated with upgrading the Instrumented Training Range in a center for coalition air combat training in the Middle East supporting joint training exercises and coalition operations with the U.S. Air Force.

    For the two-month period following DRS's acquisition of ESSI on January 31, 2006, the company's new S3 segment booked contracts valued at $186.6 million, including:

    -- $37 million for communications services supporting integrated systems, such as network administration, software development, technical support and information management, and bandwidth services for military and government intelligence applications; and

    -- $29 million for refurbishment of M1000 Heavy Equipment Transport trailers used to transport U.S. Army tanks and other heavy equipment returning from Iraq and for environmentally controlled systems and generator sets supporting military shelters, mobile communications vans and other applications.

    Balance Sheet Highlights

    Total debt at March 31, 2006 was $1.83 billion, down $150 million from its peak of $1.98 billion following the closing of the company's acquisition of ESSI. Reduction of debt was attained as a result of the company's strong cash flow performance in the fourth quarter. The company had borrowings of $40 million against its $400 million revolving credit facility at fiscal year end.
    Stockholders' equity increased 102 percent to $1.36 billion at the end of fiscal 2006 from $671.4 million at the same time a year earlier, due to shares issued in connection with the ESSI acquisition.

    Fourth Quarter Results

    For the fourth quarter of fiscal 2006, DRS posted record revenues of $645.7 million, 79 percent above revenues of $361.2 million for the same period last year. Higher revenues for the three-month period were primarily attributable to the addition of two months of sales from the company's newly formed S3 Group, as a result of the acquisition of ESSI on January 31, 2006, and to strong organic growth in the company's other two operating segments, which accounted for approximately 29.3 percent of the increase.
    Operating income was a quarterly record at $74.3 million, a 79 percent increase above the $41.6 million reported for the fourth quarter of fiscal 2005.(1) Fiscal 2006 fourth quarter operating income as a percentage of sales was 11.5 percent, the same as a year ago. Record operating income during the last quarter of fiscal 2006 was primarily due to the higher sales volume and strong operating margins at the company's C4I Group.
    The company posted record EBITDA of $91.2 million for the three-month period ended March 31, 2006, 78 percent higher than the $51.3 million reported for the same period last year. EBITDA as a percentage of sales was 14.1 percent for the fiscal 2006 fourth quarter.
    Record net earnings for the fourth quarter of fiscal 2006 were up 76 percent to $28.8 million, or $0.79 per diluted share, on 30 percent more weighted average diluted shares outstanding of 36.6 million, compared with 28.1 million weighted average diluted shares outstanding for last year's fourth quarter. Earnings from continuing operations for the same three-month period in fiscal 2005 were $16.3 million, or $0.58 per diluted share.
    Free cash flow for the fourth quarter of fiscal 2006 was approximately $80.3 million. Net cash provided by operating activities for the last quarter of fiscal 2006 was $97.1 million, and capital expenditures were $16.8 million.

    Fourth Quarter Segment Results

    DRS's C4I Group achieved a quarterly record in revenues, operating income, operating margin, bookings and backlog for the three-month period ended March 31, 2006. Revenues of $232.6 million for the fourth quarter of fiscal 2006 were up 26 percent from $184.7 million in sales for the same quarter a year ago. The group reported operating income of $29.4 million, up 65 percent from $17.8 million in operating income for the same quarter in the prior year, representing a 12.7 percent operating margin, compared with 9.6 percent for the last quarter of fiscal 2005. The increase in revenues and profitability for the group was primarily attributable to the addition of sales and operating income from acquisitions completed during the first quarter, along with higher shipments of tactical computer, Naval power and control, communications intelligence and signal receiver products. Bookings of $278.1 million during the fiscal 2006 fourth quarter contributed to a record funded backlog of $678.2 million at March 31, 2006, up 10 percent from $617.2 million posted at the close of fiscal 2005.
    DRS's Surveillance & Reconnaissance Group reported higher revenues, operating income, bookings and backlog for the fourth quarter of fiscal 2006, compared with the same quarter of the previous year. Revenues of $245.1 million were up 39 percent from $176.5 million for fourth quarter a year earlier. Higher operating income of $30.1 million was a 25 percent increase over the $24.0 million in operating income reported for the same quarter a year ago and reflected a 12.3 percent operating margin. The increases in sales and profitability in this group were due primarily to higher shipments of ground vehicle sighting and targeting systems, airborne sighting systems, air combat training and test systems, and ground vehicle diagnostics equipment. New orders of $285.6 million in the fourth quarter contributed to a record funded backlog of $1.04 billion at March 31, 2006, 49 percent higher than backlog at the end of last fiscal year.
    During the two months of operations following the acquisition of ESSI on January 31, 2006, the company's newly formed S3 Group reported revenues of $168.0 million and operating income of $15.1 million, representing a 9.0 percent operating margin. The S3 Group received new orders valued at $186.6 million, and at March 31, 2006 had $676.0 million in funded backlog.

    Fiscal 2007 and First Quarter Guidance

    For fiscal 2007, DRS said it expects significant year-over-year increases in top and bottom line performance. The company reiterated earlier guidance for fiscal 2007 revenues of $2.9 billion, approximately 67 percent higher than fiscal 2006 sales, and raised its previously issued guidance for fiscal 2007 diluted earnings per share
(EPS).
    New company guidance for fiscal 2007 diluted EPS now indicates a range between $3.05 and $3.10, including a $0.10 to $0.12 impact from the company's adoption of Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) No. 123R, Share-Based Payment. DRS's fiscal 2007 diluted EPS guidance is 15 percent higher than diluted EPS last year and is based on significantly higher weighted average diluted shares outstanding of
41.0 million, compared with 30.6 million in fiscal 2006. This estimated 34 percent increase in fiscal 2007 weighted average diluted shares outstanding reflects shares issued in connection with the company's fiscal 2006 acquisition of ESSI. For fiscal 2007, the company continues to target an operating margin above 11.0 percent and free cash flow of $100 million to $125 million.
    In its initial guidance for the first quarter of fiscal 2007 ending June 30, 2006, the company estimated revenues of $600 million to $625 million, or 85 percent above fiscal 2006 first quarter sales. Net earnings of $19.7 million to $20.6 million, or 40 percent above the first quarter last year, are anticipated. The company's estimate for the quarter's diluted EPS of $0.49 to $0.51 includes a $0.02 impact from the adoption of SFAS No. 123R. Weighted average diluted shares outstanding of approximately 40.6 million in the first quarter of fiscal 2007 compare with 28.4 million weighted average diluted shares outstanding for the first quarter of fiscal 2006.

    Outlook

    "Continuing our record of more than a decade of sequential year-over-year top line growth, we expect fiscal 2007 to be another outstanding year for DRS Technologies," added Mr. Newman. "With the strong results reported for fiscal 2006, a funded backlog of orders at year end reaching an all time high, and the added strength of a significant acquisition completed in the fourth quarter of fiscal 2006, we expect fiscal 2007 to be the company's best year ever. The combination of our new S3 Group with DRS has created a strong, diverse company with a significant business base of integrated products, systems and services focused on total solutions and life-cycle support for the missions and force sustainment of our military, with broad access to a variety of government funding accounts. The combined entity is a firmly established defense technology leader, remaining innovative and agile, strategically positioned in the industry with deep capabilities, diverse program participation and expanded customer relationships."
    DRS Technologies, headquartered in Parsippany, New Jersey, is a leading supplier of integrated products, services and support to military forces, intelligence agencies and prime contractors worldwide. The company employs approximately 10,000 people.
    For more information about DRS Technologies, please visit the company's web site at www.drs.com.

    SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on management's beliefs and assumptions, current expectations, estimates and projections. Such statements, including statements relating to DRS Technologies' expectations for future financial performance, are not considered historical facts and are considered forward-looking statements under the federal securities laws. These statements may contain words such as "may," "will," "intend," "plan," "project," "expect," "anticipate," "could," "should," "would," "believe," "estimate," "contemplate," "possible" or similar expressions. These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements and include, without limitation, demand and competition for the Company's products and other risks or uncertainties detailed in the Company's Securities and Exchange Commission filings. Given these uncertainties, you should not rely on forward-looking statements. Such forward-looking statements speak only as of the date on which they were made, and the Company undertakes no obligations to update any forward-looking statements, whether as a result of new information, future events or otherwise.

    (1) Fiscal 2006 earnings and diluted earnings per share reflect a favorable tax adjustment of $3.0 million and $0.10, respectively, in the second quarter, primarily due to the final resolution of an audit by taxing authorities of the results of certain of the Company's previous fiscal years.

    Note to Investors:

    DRS Technologies will host a conference call, which simultaneously will be broadcast live over the Internet. Mark S. Newman, chairman, president and chief executive officer, Richard A. Schneider, executive vice president and chief financial officer, and Patricia M. Williamson, vice president, corporate communications and investor relations, will host the call, which is scheduled for today, Friday, May 12, 2006 at 9:30 a.m. EDT. Listeners can access the call live and archived by visiting DRS's web site at http://www.shareholder.com/drs or by visiting Thomson Financial's institutional investor site at http://www.streetevents.com or individual investor center at http://www.earnings.com. Please allow 15 minutes prior to the call to visit one of these sites and download and install any necessary audio software.


                DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
       CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
                 (Millions Except Earnings per Share)

                                                  Three Months Ended
                                                       March 31,
                                               -----------------------
                                                 2006(1)       2005
                                               ----------  -----------
Revenues                                       $   645.7   $    361.2
Operating Income                               $    74.3   $     41.6
Interest and Related Expenses                  $    27.2   $     12.3
Earnings from Continuing Operations
 before Income Taxes                           $    47.8   $     30.1
Income Tax Expense                             $    19.0   $     13.8
Earnings from Continuing Operations            $    28.8   $     16.3
Earnings from Discontinued Operations          $       -   $        -
Gain on Sale from Discontinued Operations      $       -   $      0.7
Net Earnings                                   $    28.8   $     17.0
Basic Earnings per Share from
 Continuing Operations                         $     .81   $      .60
Diluted Earnings per Share from
 Continuing Operations                         $     .79   $      .58
Weighted Average Number of Shares of
 Common Stock Outstanding:
         Basic                                      35.7         27.3
         Diluted                                    36.6         28.1


                                                 Year Ended March 31,
                                               -----------------------
                                                 2006(1)      2005(3)
                                               ----------  -----------
Revenues                                       $ 1,735.5   $  1,308.6
Operating Income                               $   192.7   $    143.1
Interest and Related Expenses                  $    64.2   $     39.8
Earnings from Continuing Operations
 before Income Taxes                           $   133.5   $    103.0
Income Tax Expense                             $    52.0   $     44.8
Earnings from Continuing Operations(4)         $    81.5   $     58.1
Earnings from Discontinued Operations(2)       $       -   $      1.9
Gain on Sale of Discontinued Operations        $       -   $      0.7
Net Earnings(4)                                $    81.5   $     60.7
Basic Earnings per Share from
 Continuing Operations(4)                      $    2.75   $     2.15
Diluted Earnings per Share from
 Continuing Operations(4)                      $    2.67   $     2.09
Weighted Average Number of Shares of
 Common Stock Outstanding:
         Basic                                      29.6         27.1
         Diluted                                    30.6         27.8


(1) Fiscal 2006 fourth quarter and full-year results include the operations of Codem Systems, Inc., WalkAbout Computers, Inc. and Engineered Support Systems, Inc., as a result of the acquisition of these companies by DRS on April 15, 2005, June 27, 2005 and January 31, 2006, respectively.

(2) Fiscal 2005 results reflect earnings from discontinued operations from the Company's DRS Broadcast Technology and DRS Weather
    Systems units, which were sold on March 10, 2005.

(3) Fiscal 2005 results include the operations of Night Vision
    Equipment Co., Inc. from December 14, 2004, the date of its acquisition by the Company.

(4) Fiscal 2006 full-year earnings and diluted earnings per share reflect a favorable tax adjustment in the second quarter of $3.0 million and $0.10, respectively, primarily due to the final resolution of an audit by taxing authorities of the results of certain of the Company's previous fiscal years.




                DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
                  NON-GAAP FINANCIAL DATA (UNAUDITED)
                             ($ Millions)


                                                   Three Months Ended
                                                         March 31,
                                                  --------------------
                                                   2006(1)      2005
                                                  ---------  ---------
Reconciliation of Non-GAAP Financial Data:
     Earnings from Continuing Operations          $   28.8   $   16.3
     Income Taxes                                     19.0       13.8
     Interest Income                                  (1.0)      (1.7)
     Interest and Related Expenses                    27.2       12.3
     Amortization and Depreciation                    17.2       10.6
                                                  ---------  ---------
     EBITDA(4)                                    $   91.2   $   51.3
     Income Taxes                                    (19.0)     (13.8)
     Interest Income                                   1.0        1.7
     Interest and Related Expenses                   (27.2)     (12.3)
     Deferred Income Taxes                             0.4       25.0
     Changes in Assets and Liabilities, Net of
      Effects from Business Combinations and
      Divestitures                                    45.9        2.7
     Other, Net                                        4.8        0.2
                                                  ---------  ---------
     Net Cash Provided by Operating Activities of
      Continuing Operations                       $   97.1   $   54.8
     Capital Expenditures                            (16.8)     (13.8)
                                                  ---------  ---------
     Free Cash Flow(5)                            $   80.3   $   41.0


                                                       Year Ended
                                                        March 31,
                                                  --------------------
                                                   2006(1)    2005(2)
                                                  ---------  ---------
Reconciliation of Non-GAAP Financial
 Data:
     Earnings from Continuing Operations(3)       $   81.5   $   58.1
     Income Taxes                                     52.0       44.8
     Interest Income                                  (7.3)      (2.5)
     Interest and Related Expenses                    64.2       39.8
     Amortization and Depreciation                    49.0       41.0
                                                  ---------  ---------
     EBITDA(4)                                    $  239.4   $  181.2
     Income Taxes                                    (52.0)     (44.8)
     Interest Income                                   7.3        2.5
     Interest and Related Expenses                   (64.2)     (39.8)
     Deferred Income Taxes                            (0.1)      24.7
     Changes in Assets and Liabilities, Net of
      Effects from Business Combinations and
      Divestitures                                    16.3        4.7
     Other, Net                                        9.9        7.7
                                                  ---------  ---------
     Net Cash Provided by Operating Activities of
      Continuing Operations                       $  156.6   $  136.2
     Capital Expenditures                            (43.2)     (34.5)
                                                  ---------  ---------
     Free Cash Flow(5)                            $  113.4   $  101.7


(1) Fiscal 2006 fourth quarter and full-year results include the operations of Codem Systems, Inc., WalkAbout Computers, Inc. and Engineered Support Systems, Inc., as a result of the acquisition of these companies by DRS on April 15, 2005, June 27, 2005 and January 31, 2006, respectively.

(2) Fiscal 2005 results include the operations of Night Vision
    Equipment Co., Inc. from December 14, 2004, the date of its acquisition by the Company.

(3) Fiscal 2006 earnings from continuing operations reflect a favorable tax adjustment in the second quarter of $3.0 million, primarily due to the final resolution of an audit by taxing authorities of the results of certain of the Company's previous fiscal years.

(4) The Company defines EBITDA as net earnings from continuing operations before net interest and related expenses (primarily amortization of debt issuance costs), income taxes, depreciation and amortization. The Company believes that the most directly comparable GAAP financial measure to EBITDA is net cash provided by operating activities of continuing operations. The preceding tables present the components of EBITDA and a reconciliation of EBITDA to net cash provided by operating activities of continuing operations. EBITDA is presented as additional information because we believe it to be a useful indicator of an entity's debt capacity and its ability to service its debt. EBITDA is not a substitute for operating income, earnings from continuing operations, net earnings or net cash flows provided by operating activities of continuing operations, as determined in accordance with generally accepted accounting principles. EBITDA is not a complete net cash flow measure because EBITDA is a measure of liquidity that does not include reductions for cash payments for an entity's obligation to service its debt, fund its working capital, business acquisitions and capital expenditures, pay its income taxes and fund its discontinued operations. Rather, EBITDA is one potential indicator of an entity's ability to fund these cash requirements. EBITDA also is not a complete measure of an entity's profitability because it does not include costs and expenses for depreciation and amortization, interest and related expenses, income taxes and the results of operations of discontinued operations. EBITDA, as we define it, may differ from similarly named measures used by other entities and, consequently, could be misleading unless all entities calculate and define EBITDA in the same manner.

(5) The Company discloses free cash flow because the Company believes that it is a measurement of cash flow generated that is available for investing and financing activities. Free cash flow is defined as net cash provided by operating activities of continuing operations less capital expenditures. Free cash flow represents cash generated after paying for interest on borrowings, income taxes, capital expenditures and changes in working capital, but before repaying outstanding debt and investing cash to acquire businesses, making other strategic investments and funding discontinued operations. Thus, key assumptions underlying free cash flow are that the Company will be able to refinance its existing debt when it matures with new debt, and that the Company will be able to finance any new acquisitions it makes by raising new debt or equity capital. Free cash flow, as we define it, may differ from similarly named measures used by other entities and, consequently, could be misleading unless all entities calculate and define free cash flow in the same manner.

                                 Three Months Ended    Year Ended
                                      March 31,         March 31,
                                 -------------------------------------
                                  2006(1)    2005   2006(1)   2005(2)
                                 --------- ------- --------- ---------
Organic Growth Calculation:
     Total Revenues              $  645.7  $361.2  $1,735.5  $1,308.6
     Less Revenues from
      Acquisitions Owned Less
      Than One Year                (178.8)      -    (258.2)     (1.3)
                                 --------- ------- --------- ---------
     Organic Revenues(3)         $  466.9  $361.2  $1,477.3  $1,307.3

     Organic Revenue Growth(3)       29.3%             13.0%


(1) Fiscal 2006 fourth quarter and full-year total revenues include the operations of Codem Systems, Inc., WalkAbout Computers, Inc. and Engineered Support Systems, Inc., as a result of the acquisition of these companies by DRS on April 15, 2005, June 27, 2005 and January 31, 2006, respectively.

(2) Fiscal 2005 total revenues include the operations of Night Vision Equipment Co., Inc. from December 14, 2004, the date of its acquisition by the Company.

(3) Certain investors consider organic revenue growth to be an important metric in assessing a company's reported revenues from period to period. We define organic revenues as revenues recorded by DRS's subsidiaries once they are owned by the Company for at least twelve months and exclude revenues of divested and discontinued subsidiaries for all periods. Organic growth, as we define it, may differ from similarly named measures used by other entities and, consequently, could be misleading, unless all entities calculate and define organic growth in the same manner.


                DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
              FOURTH QUARTER SEGMENT RESULTS (UNAUDITED)
                             ($ Millions)

                                                    Three Months Ended
                                                         March 31,
                                                   -------------------
                                                      2006      2005
                                                   --------- ---------
Revenues
C4I Group(1)                                       $  232.6  $  184.7
Surveillance & Reconnaissance Group                   245.1     176.5
Sustainment Systems & Services Group(2)               168.0         -
----------------------------------------------------------------------
Consolidated                                       $  645.7  $  361.2
----------------------------------------------------------------------

Operating Income
C4I Group(1)                                       $   29.4  $   17.8
Surveillance & Reconnaissance Group                    30.1      24.0
Sustainment Systems & Services Group(2)                15.1         -
Other                                                  (0.3)     (0.2)
----------------------------------------------------------------------
Consolidated                                       $   74.3  $   41.6
----------------------------------------------------------------------

Operating Margin
C4I Group(1)                                           12.7%      9.6%
Surveillance & Reconnaissance Group                    12.3%     13.6%
Sustainment Systems & Services Group(2)                 9.0%        -
Consolidated                                           11.5%     11.5%
----------------------------------------------------------------------

Bookings
C4I Group(1)                                       $  278.1  $  191.4
Surveillance & Reconnaissance Group                   285.6     202.9
Sustainment Systems & Services Group(2)               186.6         -
----------------------------------------------------------------------
Consolidated                                       $  750.3  $  394.3
----------------------------------------------------------------------

Backlog
C4I Group(1)                                       $  678.2  $  617.2
Surveillance & Reconnaissance Group                 1,041.9     697.5
Sustainment Systems & Services Group(2)               676.0         -
----------------------------------------------------------------------
Consolidated                                       $2,396.1  $1,314.7
----------------------------------------------------------------------

(1) Fiscal 2006 fourth quarter data include the operations of Codem Systems, Inc. and WalkAbout Computers, Inc. from April 15, 2005 and June 27, 2005, respectively, the dates of their acquisition by the Company.

(2) Fiscal 2006 fourth quarter data include two months of operations of Engineered Support Systems, Inc., as a result of its acquisition by the Company on January 31, 2006.




                DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
                FISCAL YEAR SEGMENT RESULTS (UNAUDITED)
                             ($ Millions)

                                                  Year Ended March 31,
                                                   -------------------
                                                      2006      2005
                                                   --------- ---------
Revenues
C4I Group(1)                                       $  820.4  $  700.4
Surveillance & Reconnaissance Group(3)                747.1     608.2
Sustainment Systems & Services Group(2)               168.0         -
----------------------------------------------------------------------
Consolidated                                       $1,735.5  $1,308.6
----------------------------------------------------------------------

Operating Income
C4I Group(1)                                       $   92.5  $   73.6
Surveillance & Reconnaissance Group(3)                 87.9      69.9
Sustainment Systems & Services Group(2)                15.1         -
Other                                                  (2.8)     (0.4)
----------------------------------------------------------------------
Consolidated                                       $  192.7  $  143.1
----------------------------------------------------------------------

Operating Margin
C4I Group(1)                                           11.3%     10.5%
Surveillance & Reconnaissance Group(3)                 11.8%     11.5%
Sustainment Systems & Services Group(2)                 9.0%        -
Consolidated                                           11.1%     10.9%
----------------------------------------------------------------------

Bookings
C4I Group(1)                                       $  872.1  $  703.4
Surveillance & Reconnaissance Group(3)              1,114.2     729.7
Sustainment Systems & Services Group(2)               186.6         -
----------------------------------------------------------------------
Consolidated                                       $2,172.9  $1,433.1
----------------------------------------------------------------------

Backlog
C4I Group(1)                                       $  678.2  $  617.2
Surveillance & Reconnaissance Group(3)              1,041.9     697.5
Sustainment Systems & Services Group(2)               676.0         -
----------------------------------------------------------------------
Consolidated                                       $2,396.1  $1,314.7
----------------------------------------------------------------------

(1) Fiscal 2006 data include the operations of Codem Systems, Inc. and WalkAbout Computers, Inc. from April 15, 2005 and June 27, 2005, respectively, the dates of their acquisition by the Company.

(2) Fiscal 2006 data include two months of operations of Engineered Support Systems, Inc., as a result of its acquisition by the Company on January 31, 2006.

(3) Fiscal 2005 data include the operations of Night Vision Equipment Co., Inc. from December 14, 2004, the date of its acquisition by the Company.

    CONTACT: DRS Technologies, Inc.
             Patricia M. Williamson, 973-898-1500